UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CHESAPEAKE ENERGY CORPORATION

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 10, 2005

TO OUR SHAREHOLDERS:

The 2005 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), will be held at The Waterford Marriott Hotel, Grand Ballroom A, 6300 Waterford Boulevard, Oklahoma City, Oklahoma, on Friday, June 10, 2005 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect two directors to serve for three-year terms;

2.	To adopt the Long Term Incentive Plan;

3.	To approve the Founder Well Participation Program; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on April 26, 2005 are entitled to notice of and to vote at the meeting. A complete list of shareholders of record entitled to vote at the meeting will be available for examination by any shareholder at the Company’s executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

The accompanying proxy statement contains information regarding the matters to be considered at the meeting. The Board of Directors recommends a vote “FOR” the matters being voted upon.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;
•	Use the Internet web site www.proxyvote.com; or
•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby
Secretary

Oklahoma City, Oklahoma

April 29, 2005

CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 10, 2005

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the meeting.

This proxy statement, the accompanying form of proxy and our Annual Report for the year ended December 31, 2004 are being mailed on or about April 29, 2005 to shareholders of record as of April 26, 2005. Shareholders are referred to the Annual Report for information concerning the activities of the Company.

Who can vote

Only shareholders of record as of April 26, 2005, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the close of business on April 26, 2005, there were 310,979,322 shares of our common stock outstanding and entitled to vote at the meeting. Each share is entitled to one vote.

Establishing a quorum

The holders of a majority of the outstanding common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

How to vote

Most shareholders can vote their shares one of three ways:

•	placing a toll-free telephone call from the U.S. or Canada to 1-800-690-6903;

•	using the Internet at www.proxyvote.com; or

•	mailing the signed proxy card.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

If you are a participant in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan or the Nomac Drilling 401(k) Plan, you will receive our proxy card for all shares you own through your plan. That proxy card will serve as a voting instruction card for the trustee of the plan. If you do not vote your proxy, the trustee will not vote the plan shares credited to your plan account.

Votes needed

The election of the director nominees will be by plurality vote (that is, the two nominees receiving the greatest number of votes will be elected). However, you may not cast more than one vote per share for each nominee. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy will be required to approve the adoption of our Long Term Incentive Plan and Founder Well Participation Program.

How votes can be revoked

You may revoke your proxy at any time before it is voted by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

How votes are counted

Each proxy properly completed and returned to the Company in time for the meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted FOR the election of the nominees as directors, FOR the adoption of the Long Term Incentive Plan and FOR the approval of the Founder Well Participation Program. The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting.

It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

Under the rules of the New York Stock Exchange, brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares in the election of directors and on the proposal to approve the Founder Well Participation Program. Your broker is not empowered to vote your shares on the proposal to adopt our Long Term Incentive Plan in the absence of specific instructions from you.

When the voting results will be announced

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2005.

Cost of proxy solicitation

The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation of proxies for a fee of $7,500, plus out-of-pocket expenses. In addition, officers, employees or agents of the Company may solicit proxies by mail, personally, or by telephone, facsimile transmission or other means of communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse their expenses in so doing.

Electronic access to proxy materials and annual report

This proxy statement and our 2004 Annual Report are available on our website at www.chkenergy.com.

Householding

Based on rules adopted by the Securities and Exchange Commission, certain shareholders who share the same last name and address will receive only one copy of the proxy materials. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you hold your shares in street name and would like additional copies of the proxy materials, please contact your broker. If you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker as well. The Company does not currently use householding for record holders. In the future, if we decide to use householding, record holders will be notified in advance and given the opportunity to request to continue receiving multiple copies of materials in the same household.

VOTING ITEM 1—ELECTION OF DIRECTORS

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at eight, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors on the occurrence of a voting rights triggering event as defined in the preferred stock certificates of designation. Our certificate of incorporation and bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three directors expire at the meeting.

The Board of Directors has nominated Aubrey K. McClendon for re-election as a director. The Board of Directors has also nominated Donald L. Nickles for election as a director. Senator Nickles was initially recommended to the Nominating and Corporate Governance Committee by Messrs. McClendon and Ward and was appointed to the Board of Directors effective January 1, 2005. Upon election, Messrs. McClendon and Nickles will serve for terms expiring at the 2008 Annual Meeting of Shareholders and, in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors will continue in office until the expiration of their terms at the 2006 or 2007 Annual Meeting of Shareholders, as the case may be.

Shannon Self, a director of the Company since 1993, advised the Board of Directors on April 21, 2005 that he would not stand for re-election at the expiration of his term at the meeting. Mr. Self’s position on the Board of Directors will remain unfilled until such time as a successor is appointed by the Board or elected by the shareholders. It is anticipated that after he ceases serving as a director, Mr. Self will continue to provide legal or consulting services to the Company. Mr. Self is not an independent director and as such, has not been a member of any committee of the Board since 2001. Any replacement director for the vacancy on the Board created by Mr. Self’s resignation will be independent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the two nominees. The Board of Directors expects that each of the nominees will be available for election but, in the event that either of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following information is furnished for each person who is a director nominee or who is continuing to serve as a director of the Company after the meeting.

Directors Whose Terms Expire in 2005

Donald L. Nickles, age 56, became a member of our Board of Directors upon his retirement from the United States Senate in January 2005. Senator Nickles is the founder and President of The Nickles Group, a consulting and business venture firm in Washington D.C. Senator Nickles was first elected to represent Oklahoma in the U.S. Senate in 1980 where he held numerous leadership positions including Assistant Republican Leader from 1996 to 2002 and Chairman of the Senate Budget Committee from 2003 to 2004. Senator Nickles also served on the Energy and Natural Resources Committee and the Finance Committee. Prior to his service in the United States Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked at Nickles Machine Corporation in Ponca City, Oklahoma becoming vice president and general manager. Senator Nickles is also a director of Valero Energy Corporation, a NYSE-listed independent oil refiner in San Antonio, Texas. Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

Aubrey K. McClendon, 45, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, the Company’s President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University. Mr. McClendon graduated from Duke University in 1981.

Directors Whose Terms Expire in 2006

Breene M. Kerr, 76, has been a director of the Company since 1993. He is President of Brookside Company, Easton, Maryland. Mr. Kerr founded Kerr Consolidated, Inc. in 1969 and was the chief executive officer until 1996 when it was sold. The company operated heavy duty truck dealerships in Oklahoma, a truck leasing firm and various real estate interests. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained a senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981 and was a member of its audit committee from 1973 to 1981. He was a director and audit committee member of Pan-American Properties from 1987 to 1990. Mr. Kerr currently is a trustee of the Brookings Institution in Washington, D.C. and the Woods Hole Oceanographic Institution in Woods Hole, Massachusetts, and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

Charles T. Maxwell, 73, has been a director of the Company since September 2002. Mr. Maxwell is an energy market strategist and has been with Weeden & Co., an institutional research and brokerage firm located in Greenwich, Connecticut, from 1999 to the present. Entering the oil and natural gas industry in 1957, Mr. Maxwell worked for what is now ExxonMobil for twelve years in the U.S., Europe, Middle East and Africa. In 1968, Mr. Maxwell joined C.J. Lawrence, an institutional research and brokerage firm, as an oil analyst and was ranked by Institutional Investor magazine as No. 1 in his field in 1972, 1974, 1977, and 1981 through 1986. He rose to the position of Managing Director of C. J. Lawrence/Morgan Grenfell and retired from the firm in 1997, several years after it was acquired by Deutsche Bank. Mr. Maxwell is a director of Tipperary Corporation, an AMEX-listed independent energy company in Denver, Colorado; Lescarden, Inc., a biotechnology company in New York; and American Distributed Generation Inc., a privately held company in Waltham, Massachusetts. Mr. Maxwell graduated from Princeton University in 1953 and Oxford University in 1957.

Directors Whose Terms Expire in 2007

Frank A. Keating, 61, has been a director of the Company since June 2003. Governor Keating has been the President and CEO of the American Council of Life Insurers, a large trade organization based in Washington, D.C., since January 2003. Governor Keating became a special agent in the Federal Bureau of Investigation in 1969 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981 Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985 he began seven years of service in the Ronald Reagan and George H.W. Bush administrations serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and as General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected as Oklahoma’s 25th Governor and served two consecutive four-year terms. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Tom L. Ward, 45, has served as President, Chief Operating Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with Aubrey K. McClendon, the Company’s Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

Frederick B. Whittemore, 74, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley Dean Witter & Co. since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley Dean Witter & Co. from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore is a director of Maxcor Financial Group Inc., a Nasdaq-listed financial services company in New York and KOS Pharmaceuticals, Inc., a Nasdaq-listed pharmaceutical company in Miami, Florida. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

VOTING ITEM 2—PROPOSAL TO ADOPT THE LONG TERM INCENTIVE PLAN

We are asking shareholders to vote to adopt the Long Term Incentive Plan (the “LTIP”), which will allow the Company to continue to provide stock-based compensation to its employees, consultants and non-employee directors. The Board approved the plan, subject to shareholder approval, on March 4, 2005. The full text of the LTIP is included as Exhibit A to this Proxy Statement.

Stock-based compensation is an essential component of the Company’s compensation system. Consistent with our compensation philosophy, we believe stock-based compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

•	attracting, motivating and retaining individuals of exceptional ability;

•	allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•	providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

•	aligning the financial interests of employees and directors with those of the Company’s shareholders.

The Board has reserved 3,000,000 shares of common stock for issuance under the LTIP. This amount represents less than 1% of our fully diluted common shares (which assumes the issuance of shares pursuant to outstanding stock options, shares available for issuance under our stock-based compensation plans and conversions of our preferred stock into common stock at the current conversion prices).

Our current compensation arrangement with our non-employee directors requires us to issue stock options to purchase 12,500 shares to each director each quarter (see “Directors’ Compensation”). Beginning with the fourth quarter of 2004, the only shareholder approved plan permitting stock option grants to non-employee directors, our 2002 Non-Employee Director Stock Option Plan, had insufficient shares available to satisfy the quarterly stock option requirement. Accordingly, for the fourth quarter of 2004 and first and second quarters of 2005, we have issued non-employee directors options to purchase 200,000 shares of common stock under the LTIP, subject to shareholder approval. If the LTIP is not approved by our shareholders, these stock options granted to our non-employee directors will be void and we will not be able to provide stock-based compensation to our non-employee directors in the future.

As of the record date, the Company had outstanding stock options to purchase 22,419,185 shares of our common stock (with a weighted average exercise price of $6.13 per share and weighted average remaining life of 6.4 years) and 1,227,619 shares available for issuance under its various stock option plans. If the LTIP is approved by shareholders, the LTIP, our 2003 Stock Incentive Plan (5,640,398 shares available for issuance to employees and consultants) and our 2003 Stock Award Plan for Non-Employee Directors (30,000 shares available for issuance to new non-employee directors) will be the only plans from which stock-based compensation awards may be made. Upon the adoption of the LTIP by shareholders, the foregoing stock option plans will be terminated and no further awards will be issued from these plans.

Background on Stock Compensation at Chesapeake

Since our initial public offering in 1993, the Board and management have firmly believed in and encouraged broad employee stock ownership through participation in our stock-based compensation plans across all levels of the Company. In the 11 years that followed, the Company implemented this strategy through semi-annual grants of stock options to all employees. The success, growth and profitability that the Company experienced over this time period was, we believe, in large measure due to the efforts of the management team and employees. Key performance statistics during the eleven-year period ending in 2003 are as follows:

•	We recorded the 13th best stock price performance among all U.S. public companies, with a 2,476% increase in our stock price (including the reinvestment of dividends);

•	Our revenues increased 9,900%, from $17 million to $1.7 billion;

•	Our total assets increased 5,700%, from $79 million to $4.6 billion;

•	Our shareholders’ equity increased 5,400%, from $31 million to $1.7 billion;

•	Our oil and gas reserves increased 2,200%, from 137 bcfe to 3.2 tcfe; and

•	Our annual oil and gas production increased 6,600%, from 4 bcfe to 268 bcfe.

In addition to these financial and operational successes, employee retention was among the strongest in the industry over this time period with no unplanned turnover in our senior management team.

In 2004, the Board and management re-evaluated the Company’s equity compensation program and decided to begin utilizing restricted stock in place of stock options for the following reasons:

•	The Company could realize a substantial reduction in its annual stock usage rate or “burn rate”, without a reduction in compensation value transferred to the employees;

•	A lower annual stock usage rate would reduce the dilutive effect of employee stock compensation to our shareholders;

•	The income statement impact of restricted stock is more predictable, and less volatile, than that of stock options;

•	The compensation value and tax treatment of restricted stock is easier for employees to measure and understand; and

•	The ease with which restricted stock is transferred to employees upon vesting (as opposed to an intentional action by the employee to exercise a stock option) better facilitates and promotes the long-term ownership of our common stock by employees.

The shift to restricted stock was supported by the Company’s management and employees who, together, delivered another record-setting annual performance to shareholders in 2004, as indicated by the following:

•	Our stock price increased 22% from $13.58 per share to $16.50 per share (and has since increased further to $20.64 per share on April 22, 2005, an increase of 52% from January 1, 2004);

•	Our revenues increased 58% from $1.7 billion to $2.7 billion;

•	Our total assets increased 80% from $4.6 billion to $8.2 billion;

•	Our shareholders’ equity increased 83% from $1.7 billion to $3.2 billion;

•	Our proved oil and gas reserves increased 55% from 3.2 tcfe to 4.9 tcfe; and

•	Our annual oil and gas production increased 35% from 268 bcfe to 363 bcfe,

The Board and management believe that approval of the LTIP is crucial to the Company’s ability to execute its business plan and growth strategies. In their view, stock-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future.

Plan Features

Administration.    The Compensation Committee of the Board of Directors has overall authority to administer the LTIP. The Employee Compensation Committee, a subcommittee of the Compensation Committee, can be authorized to grant and determine the terms and conditions of awards granted to consultants and employees who are not executive officers. For 2005, Messrs. Whittemore and Keating serve as the Compensation Committee and Messrs. McClendon and Ward serve as the Employee Compensation Committee. Any awards or formula for granting awards under the LTIP made to non-employee directors must be approved by the Board. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the LTIP.

Eligible Participants.    As of March 31, 2005, the Company had approximately 1,650 employees (five of whom are executive officers) and six non-employee directors who were eligible to participate in the LTIP. The Committee determines from time to time those persons who are to be granted awards under the LTIP, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Shares Available for Award.    The aggregate number of shares of common stock which are available for awards under the LTIP will not exceed 3,000,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the LTIP, except that no more than 1,500,000 shares of common stock may be issued pursuant to incentive stock options. The aggregate number of shares of common stock underlying options that may be granted to any participant in any calendar year may not exceed 1,000,000 shares and the aggregate number of shares of common stock pursuant to restricted stock, performance awards or other stock awards granted to any participant in any calendar year may not exceed 1,000,000 shares.

Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock, (ii) are ultimately paid in cash rather than common stock, (iii) are tendered or withheld in order to satisfy payment of the exercise price of an option, or (iv) are tendered or withheld in order to satisfy payment of withholding tax obligations, will again be available for future awards under the LTIP.

The LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Types of Awards.    The LTIP authorizes the issuance of the following types of awards:

•	Options. Incentive stock options and nonqualified stock options may be granted under the LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the combined voting power of the Company’s outstanding securities) and no option may be exercisable after the expiration of ten years from the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Committee in its sole discretion.

With respect to incentive stock options, the aggregate fair market value (determined as of the grant date) of the stock which a participant may first have the right to acquire pursuant to the exercise of any incentive stock options in any calendar year under all incentive stock options of the Company may not exceed $100,000. In the event options granted to a participant exceed the $100,000 annual limitation, the participant will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded. The fair market value of shares of common stock is determined by reference to the reported closing price on the NYSE.

•	Stock Appreciation Rights. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercisable after the expiration of ten years from the date of grant. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates will cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise will terminate. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock.

•	Performance Shares. Performance shares issued under the LTIP will vest in accordance with the achievement of certain performance or other criteria as determined by the Committee in its sole discretion. The Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the LTIP to the end of the performance period.

•	Restricted Stock. Restricted stock issued under the LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Committee in its sole discretion. The Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. The minimum restriction period applicable to any restricted stock that is not subject to performance criteria will be three years from the date of grant.

•	Other Stock Awards. The Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are not subject to performance criteria will be three years from the date of grant.

•	Other Cash Awards. The Committee, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective performance criteria or awards based on subjective performance criteria.

No Repricing; No Discounted Options or SARs.    The LTIP does not permit the repricing of stock options and SARs without the approval of shareholders or the granting of discounted stock options or SARs.

Fundamental Transaction; Change of Control.    Upon the occurrence of a fundamental transaction defined as the merger of the Company with another entity in which the Company is not the surviving entity or other business combination or transaction resulting in other securities being substituted for the common stock or the common stock no longer being issued, the Board of Directors or the Committee may take one or more of the following actions without the consent of any Participant: (i) arrange for the substitution, in exchange for outstanding options and SARs that are not exercised prior to the fundamental transaction, of comparable options to purchase and stock appreciation rights related to equity securities of the surviving corporation (or a parent or subsidiary of the surviving corporation), and for other awards to remain outstanding after the fundamental transaction and be converted to comparable awards of the surviving corporation (or a parent or subsidiary of the surviving corporation), on such terms as the Board of Directors or Committee determines are appropriate; (ii) accelerate the vesting of awards so that (a) all outstanding options and SARs will be fully exercisable and any unexercised options and SARs will terminate upon the closing of the fundamental transaction, (b) restrictions on outstanding restricted stock, other stock awards and cash awards shall lapse; and (c) each outstanding performance award is deemed to have achieved a level of performance that would cause all of the performance shares to become payable; and (iii) cancel or arrange for the cancellation of awards in exchange for cash payments, equity securities or other consideration to participants, on such terms as the Board of Directors or Committee determines are appropriate. Upon a change of control, as defined in the LTIP, the Board of Directors or Committee may, but need not, take any one or more of the aforementioned actions. The Board of Directors or the Committee need not take the same action for each award or participant, and no such action shall require the consent of any participant.

Section 4999 of the Code imposes an excise tax on executives who receive compensation in connection with a change of control that exceeds certain specified limits. The Committee may, in its sole discretion, provide in any award agreement for an additional “gross-up” payment by the Company in the event that acceleration of vesting of any award under the LTIP is subject to such a change of control excise tax. If an LTIP participant were entitled to receive a gross-up payment, we would pay the participant an additional amount such that the amount received under the award after payment of the excise tax will equal the total payments that the participant would have been entitled to receive absent the excise tax.

Termination and Amendment.    The LTIP will terminate at midnight, September 30, 2014, but will continue in effect until all matters relating to the exercise or settlement of awards outstanding as of the time of termination of the LTIP have been completed. Prior to such time, the LTIP may be earlier terminated or amended by the Board of Directors. Shareholder approval is required for any amendment to the LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Acceleration of Awards.    The Committee has the discretion to accelerate the vesting of unvested awards in the case of termination of employment or service on the Board and to waive vesting conditions under certain circumstances.

Transferability.    Awards are not transferable except by will or by the laws of descent and distribution; however, options held by non-employee directors may be transferable under certain circumstances, as determined by the Committee.

Federal Income Tax Consequences.    Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the Internal Revenue Service, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over(under) the adjusted basis of the common stock will constitute capital gain(loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize gain or loss as a result of such forfeiture.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized, by a participant who is an employee, upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over(under) the adjusted basis of the common stock will constitute capital gain(loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized, by a participant who is an employee, upon the exercise of a SAR will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over(under) the adjusted basis of the common stock will constitute capital gain(loss) to the participant for U.S. federal income tax purposes.

Upon the vesting of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the vesting of a cash award, by a participant who is an employee, will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Burn Rate and New Plan Benefits

For 2002 through 2004, the Company’s average annual stock usage rate or “burn rate” was 2.45%. Burn rate is defined by Institutional Shareholder Services as the total number of equity awards granted in a given year divided by the number of common shares outstanding. Our burn rate in 2004 was 1.84%, reflecting the change we made to awarding officers and employees restricted stock rather than stock options. Director compensation will be reviewed by the Board of Directors at its regular meeting in June 2005. If the LTIP is approved, future stock-based compensation grants to non-employee directors may also be made in the form of restricted stock.

The selection of officers, employees, consultants and non-employee directors who will receive awards under the LTIP, if it is approved by shareholders, and the size and types of awards will be determined by the Committee or the Board of Directors. It is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards.

As described above, in order to satisfy our stock option obligations to our non-employee directors for the fourth quarter 2004 and first and second quarters of 2005, we have issued options to purchase an aggregate of 200,000 shares of common stock to non-employee directors under the LTIP, subject to shareholder approval. On October 1, 2004, January 3, 2005 and April 1, 2005, we issued options to purchase 50,000, 75,000 and 75,000 shares of common stock, respectively, at exercise prices of $16.08, $15.47 and $22.49 per share, respectively, which in each case was the closing price for our common shares on the NYSE on the grant date. The closing price for our common stock on the NYSE on April 22, 2005 was $20.64. Each of the options is immediately exercisable and expires at the end of ten years, or, if earlier, three years from the date the director ceases to be a director of the Company, or thirty days after the director is terminated for cause. Messrs. Keating, Kerr, Maxwell and Whittemore received such options for 12,500 shares each on October 1, 2004. Messrs. Keating, Kerr, Maxwell, Nickles, Self and Whittemore received such options for 12,500 shares each on January 3, 2005 and April 1, 2005. No other awards have been made under the LTIP.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, consultants and/or directors:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	8,654,000	$6.24	7,486,807
Equity compensation plans not approved by shareholders	15,541,671	$5.86	995,478	(1)

Total(2)	24,195,671	$5.99	8,482,285

(1)	Does not include common stock issuable under our 401(k) Make-Up Plan.

(2)	Does not include 32,793 shares of common stock issuable upon the exercise of stock options assumed by the Company in connection with its acquisition of Hugoton Energy Corporation. The weighted average exercise price of these assumed options is $7.63.

We have not obtained shareholder approval of stock option plans which covered only treasury shares or were broadly based plans under the rules of the NYSE. Our treasury share plans are the 2000 and 2001 Executive Officer Stock Option Plans, and our broadly based plans are the 1999 Stock Option Plan, the 2000 Employee Stock Option Plan, and the 2001 and 2002 Nonqualified Stock Option Plans. If the LTIP is approved by shareholders, all these plans will terminate and no further awards may be issued under them. The Board of Directors has also adopted our 2003 Stock Award Plan for Non-Employee Directors and 401(k) Make-Up Plans without shareholder approval. The material features of all our plans, including the aforementioned plans that have not received shareholder approval, are described in notes 7 and 9 of the notes to our financial statements included in Item 8 of our 2004 Form 10-K filed on March 9, 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE LONG TERM INCENTIVE PLAN. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for adoption of the LTIP.

VOTING ITEM 3—PROPOSAL TO APPROVE THE FOUNDER WELL PARTICIPATION PROGRAM

We are asking shareholders to approve a program which permits the Company’s two founders, Aubrey K. McClendon and Tom L. Ward (the “Founders”), to continue participating as working interest owners in the wells that the Company drills in the future. The Company’s disinterested directors have unanimously approved the Founder Well Participation Program (the “Program”), subject to shareholder approval. The full text of the Program is included as Exhibit B to this Proxy Statement.

Background

In its early years of operations, the Company routinely sold leasehold interests in drilling prospects it had developed to the Founders and third parties rather than incurring the greater risk of developing the prospects through drilling. At the time of the Company’s initial public offering in February 1993, the Company was retaining significant interests in the Company’s prospects during the drilling phase, and the Founders were participating with the Company in its oil and gas wells. The Founders’ participation program was first formalized and incorporated into the Founders’ employment agreements in connection with the IPO in February 1993. The Board believed the participation program aligned the interests of the Founders with those of the Company because the Founders were investing, and sharing the risks and rewards of drilling, on the same basis as the Company. The directors believed side-by-side participation encouraged the Founders to make decisions that would benefit the Company and its public shareholders. Participation was considered superior to non-cost bearing management incentives, such as overriding royalties or net profits pools, that were frequently awarded by a number of the Company’s competitors.

Adjustments in the administration of the Founders’ participation in Company wells have been made over the years to take into account changes in the industry and the Company’s operations, but the basic terms have not changed. Under their employment agreements, the Founders are currently permitted to participate in the wells spudded by or on behalf of the Company during each calendar quarter during the term of their employment and in certain circumstances after termination of their employment. See “Employment Agreements.” In order to participate, the Founders must make quarterly participation elections at a designated working interest percentage. Participation is not permitted in (i) wells in a multi-unit secondary or tertiary recovery unit in which the Founders do not already have a working interest by virtue of participation in a well or well(s) that have been combined into the unit and (ii) any well that constitutes a re-entry of an existing producing well.

For each well in which a Founder participates, the Company or other operator bills the Founder an amount equal to his participation percentage multiplied by the drilling and operating costs incurred in drilling the well, together with leasehold costs in an amount determined by the Company to approximate the Company’s average cost in all of the Company’s acreage. Payment is due for such costs promptly upon receipt of an invoice. The Founder also receives a proportionate share of revenue from the well, less certain charges by the Company for marketing the oil and natural gas production. The terms of the Founders’ participation are no better than third party participants’ terms in the wells.

The Founders have participated in all wells drilled by the Company, to the extent participation was permitted, since its initial public offering in February 1993, except during the five quarters from January 1, 1999 to March 31, 2000. From January 1, 1994 to December 31, 2004, the out-of-pocket expenditures for each Founder’s participation have exceeded participation revenue by approximately $28 million. Expenditures and revenue totaled approximately $116 million and $88 million, respectively, during this period. During 2004, participation expenditures and revenue were approximately $44 million and $31 million, respectively, for each of the Founders, resulting in a net expenditure of approximately $13 million. While participation expenditures have exceeded revenue to date, the Founders believe the present value of the future net revenue of the estimated proved developed producing reserves attributable to their respective interests in Company wells at December 31, 2004, discounted at 10% per year and based on prices and costs in effect at such date, would be approximately $85 million. As indicated in the Company’s Form 10-K and other filings with respect to estimates of the Company’s proved oil and gas reserves, any computation of proved reserves is an estimate, subject to a large number of variables and not a reflection of market value. The Founders own a large number of small interests as non-operators and do not engage independent oil and gas reservoir engineers to estimate the proved reserves associated with their participation interests. Moreover, the value of the Founders’ proved reserves would depend on the specific circumstances of a disposition, current oil and gas price expectations and other market factors.

Benefits of the Program

From its inception, the Board has believed the well participation program benefits the Company for the following reasons:

•	Since the long-term success of the Company is dependent on its ability to conduct oil and gas exploration and production profitably, the participation program instills discipline in the Company’s long-term strategy by imposing risks on the Founders which are identical to the risks incurred by the Company.

•	The Company’s stock price fluctuates based on many industry-related factors that are not within the control of our management, including volatility of oil and gas prices and global supply/demand trends for natural resources. The participation program provides an additional mechanism for providing direct incentives to the Founders to create long-term value through the efficient development of the Company’s resource base.

•	Our Founders are personally and professionally incentivized to maintain their focus on the growth, success and profitability of the Company’s operations since such operations have a direct impact on the Founders.

Program Features

Upon approval of the Program by shareholders, the Program, rather than the Founders’ employment agreements, will set forth the terms of their participation in Company wells. Participation under the Program will be on substantially similar terms to their participation during the past 12 years. Specific terms of their participation under the Program are as follows:

•	The Founders will be permitted to participate in all of the wells spudded by or on behalf of the Company during each fiscal year. This mandatory participation period is longer than the current quarterly election period and we believe is less favorable to the Founders since they are committing for a longer participation period. The participation period after termination of employment other than for cause or a change of control has been shortened from a fixed five years to the period that the Founder is subject to any covenant not to compete in favor of the Company (currently six months under their employment agreements). Upon approval of the Program by shareholders, the Founders will be eligible to participate in the Program for the period of July 1, 2005 through December 31, 2005 by notifying the Committee on or about June 10, 2005 of their election to participate. Beginning with the 2006 fiscal year, the Founders will make annual participation elections no later than 30 calendar days prior to the start of each fiscal year.

•	A participation election by each of the Founders may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest, after elections by the Founders to participate, would be reduced to below 12.5%. These provisions are the same as the current participation program.

•	The Founders may not participate in (i) any well in which the Company owns an interest and has not elected to participate as a working interest owner with respect to such interest; (ii) any well which constitutes a re-entry of an existing producing well; (iii) any well drilled in a multi-unit secondary or tertiary recovery unit in which the Founders do not already have a working interest by virtue of participation in a well or well(s) that have been combined into the unit; and (iv) any other wells which the Company reasonably determines the Founders should not participate in given the objectives of the Founder Well Participation Program. These provisions are essentially the same as the current participation program.

•	Once a Founder elects to participate, the percentage cannot be adjusted during the fiscal year without the prior written consent of the Compensation Committee. These provisions are the same as the current participation program. No such adjustment has ever been requested or granted.

•	For each well in which a Founder participates, the Company will bill the Founder, on a monthly basis, an amount equal to the Founder’s participation percentage multiplied by the drilling and operating costs incurred in drilling the well. Leasehold costs associated with each new well will be billed in the first invoice for the well based on an amount determined by the Company to approximate the Company’s average cost in the Company’s pool of acreage. Payment is due for all such costs promptly upon receipt of an invoice. These provisions are essentially the same as the current participation program.

•	The right to participate under the Program will terminate, with respect to each Founder, on the earlier of (i) the Founder’s death; (ii) termination of the Founder for cause; or (iii) the expiration of any covenants not to compete, in the event of termination for any other reason.

If the Program is approved by shareholders, the Founders have agreed to substitute the Program for their participation rights under their employment agreements. If the Program is not approved by shareholders at the meeting, the Founders’ participation in Company wells will continue in accordance with the contractual provisions of their employment agreements unless the parties modify the employment agreements. The Board will consider the shareholders’ negative vote in evaluating how and whether to negotiate a modification of the Founders’ participation rights under their employment agreements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOUNDER WELL PARTICIPATION PROGRAM. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the Program.

CORPORATE GOVERNANCE

The Board of Directors is responsible to the Company’s shareholders for the oversight of the Company and recognizes the importance and necessity that an effective corporate governance environment plays in the Board’s ability to adequately oversee, advise and monitor the Company. The Board has adopted a set of Corporate Governance Principles that address the role, composition and functioning of the Board which is posted on the Company’s website at www.chkenergy.com and is available in print to any shareholder who requests it.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chkenergy.com under the Corporate Governance caption and is available in print to any shareholder who requests it. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board. We will post on our website required disclosure about any such waiver or amendment.

Communications to the Board

The Company has established a Director Access Line whereby shareholders wishing to communicate directly with our non-employee directors may leave telephone messages for the directors. The Director Access Line number is 1-877-743-7283 (organization code 80002). Alternatively, shareholders can send written communications to non-employee directors as follows:

Chesapeake Energy Corporation Board of Directors

c/o Jennifer M. Grigsby, Secretary

P.O. Box 18496

Oklahoma City, OK 73154

All calls received by the Director Access Line will be reported promptly to the Company’s Secretary. Depending upon the subject matter of the communication, the Secretary will:

•	Handle the inquiry where director input is not deemed necessary, such as a request for information about the Company;

•	Forward the communication to the non-employee directors; or

•	Not forward the communication if it clearly relates to an inappropriate or irrelevant topic.

A report of all communications and their disposition will be provided to the directors at the next regular quarterly meeting of the Board.

Board Independence

In 2004, the Board, through its Nominating and Corporate Governance Committee evaluated the independence of each director in accordance with the NYSE’s corporate governance listing standards and determined that all directors other than Messrs. McClendon, Ward and Self are independent. In addition, none of the directors determined to be independent have any material relationship with the Company and no director is an executive officer of any tax exempt organization to which the Company made contributions in 2004.

Executive Sessions

Non-employee directors meet regularly in executive session after the scheduled quarterly Board meetings and, at least once annually, the independent directors, exclusively, meet in executive session. The independent directors rotate (alphabetically by last name) their service as presiding director over the executive sessions.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2004, the Board of Directors held four meetings in person and eight meetings by telephone conference. Additionally, management frequently discusses matters with the directors on an informal basis. The Board of Directors has a standing Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. Each director attended, either in person or by telephone conference, at least 80% of the Board and committee meetings held while serving as a director or committee member in 2004. It is the Company’s policy that a majority of the directors be in attendance at all annual meetings of shareholders. All of the Company’s directors attended the 2004 annual meeting of shareholders.

Compensation Committee

The duties and objectives of the Compensation Committee are described under “Report of the Compensation Committee on Executive Compensation” below. Messrs. Whittemore and Maxwell served on the Compensation Committee in 2004. The Compensation Committee held two meetings during 2004. Effective March 4, 2005, Gov. Keating replaced Mr. Maxwell on the Compensation Committee. Messrs. Whittemore, Maxwell and Keating are all independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Compensation Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chkenergy.com and is available in print to any shareholder who requests it.

The Employee Compensation Committee, comprised of Messrs. McClendon and Ward, administers the Company’s compensation program with respect to all employees who are not executive officers. The Employee Compensation Committee held two meetings during 2004.

Audit Committee

The duties and the objectives of the Audit Committee are described under “Audit Committee Report” below. Messrs. Kerr, Keating and Maxwell served on the Audit Committee in 2004. The Committee held seven meetings during 2004. Effective March 4, 2005, Sen. Nickles replaced Gov. Keating on the Audit Committee. Messrs. Kerr, Maxwell, Keating and Nickles are all independent, as determined by the Board in accordance with

Section 10A of the Securities Exchange Act of 1934 and the NYSE corporate governance listing standards. Messrs. Kerr and Maxwell have been designated by the Board as “audit committee financial experts” as defined in Item 401(h) of Regulation S-K. For the relevant experience of Messrs. Kerr and Maxwell, please refer to their respective biographies set forth herein.

Nominating and Corporate Governance Committee

The duties and objectives of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. Messrs. Kerr and Whittemore serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met twice in 2004. Each of the Committee members is independent, as determined by the Board of Directors in accordance with the NYSE’s corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chkenergy.com and is available in print to any shareholder who requests it.

Directors’ Compensation

Currently, non-employee director compensation consists of (i) an annual retainer of $20,000, payable in quarterly installments of $5,000; (ii) $7,500 and $1,500 payable for each board meeting attended in person and telephonically, respectively, not to exceed $50,000 per year for board meetings attended; and (iii) a quarterly grant of stock options to purchase 12,500 shares of our common stock. Nonqualified stock options are granted on the first business day of each calendar quarter, have a term of ten years, are granted at an exercise price equal to the market price on the date of grant and are fully exercisable upon grant. No additional compensation is paid to directors for participating on or chairing a Board committee.

In January, April and July 2004, the non-employee directors’ quarterly stock options were granted from the Company’s 2002 Non-Employee Director Stock Option Plan. In October 2004, the options available for issuance from this plan were exhausted and the remainder of stock options issued to the non-employee directors to satisfy their fourth quarter 2004 award were issued from the Long Term Incentive Plan, which we are submitting for shareholder approval and have included as Exhibit A to this Proxy Statement. In addition, the first and second quarter 2005 stock option grants to our non-employee directors were also issued from the LTIP. If the LTIP is not approved by shareholders at the meeting, the options issued to our non-employee directors under the LTIP will become void.

During 2004, each non-employee director who attended all of the board meetings received cash compensation of $56,000, comprised of the annual retainer of $17,500 and meeting fees of $38,500. In addition, during 2004, non-employee directors received nonqualified stock options to purchase a total of 47,500 shares of our common stock at exercise prices equal to the market price on the dates of grant. Directors were also reimbursed for travel and other expenses.

Directors are eligible to defer all, or a portion, of their annual retainers and/or meeting fees through the Chesapeake Energy Corporation Deferred Compensation Plan on a tax-favored basis.

Under the Company’s 2004 Stock Award Plan for Non-Employee Directors, 10,000 shares of our common stock are awarded to each newly appointed non-employee director on his or her first day of service. No shares were awarded from this plan in 2004. Sen. Nickles was awarded 10,000 shares under this plan on January 3, 2005 when he joined the Board. The closing price of our common stock on this date was $15.47 per share.

Audit Committee Report

The Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal auditors and independent auditor. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee.

The full text of the Audit Committee’s charter is available on the Company’s website at www.chkenergy.com under Corporate Governance and is also available in print to any shareholder who requests it.

The Committee has discussed and reviewed with management the audited financial statements of the Company for the year ended December 31, 2004. The Committee has also discussed with our independent auditing firm, PricewaterhouseCoopers LLP, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Committee has received and reviewed the written disclosures from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, regarding the firm’s independence. We have discussed with PricewaterhouseCoopers LLP its independence and considered the compatibility of non-audit services rendered by PricewaterhouseCoopers LLP with its independence. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its 2004 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Breene M. Kerr, Chairman

Charles T. Maxwell

Frank Keating

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to the Company. A copy of the Nominating and Corporate Governance Committee Charter, as approved by the Committee and the Board, is posted on the Company’s website at www.chkenergy.com and is available in print to any shareholder who requests it.

The Committee periodically assesses, and advises the Board, whether the current size of the Board is sufficient to function effectively as a body, assesses the current Board mix and considers skill sets that would complement those of the current Board and provide value-added perspective.

It is challenging to identify highly qualified candidates who are willing to serve on public company boards. Therefore, we believe it is essential to continuously and actively identify and evaluate candidates, on an informal basis, who would potentially be willing to serve as a director on the Board at some future time. We may also use our network of contacts, or may engage, as we deem appropriate, a professional search firm to identify potential candidates. In addition, we will consider director candidates recommended by shareholders.

The Committee has no minimum qualifications for candidates. In general, however, we review and evaluate both incumbent and potential new directors in light of the following criteria:

•	experience in business, government, education, technology or public interests;

•	high-level managerial experience in large organizations;

•	breadth of knowledge regarding the Company’s business or industry;

•	specific skills, experience or expertise related to an area of importance to the Company such as energy production, consumption, distribution or transportation, government, policy, finance or law;

•	moral character and integrity;

•	commitment to shareholders’ interests;

•	an understanding of a Board’s fiduciary responsibilities to the shareholders and a director’s duty to represent all shareholders as opposed to individual constituencies;

•	ability to apply sound and independent business judgment;

•	ability to provide insights and practical wisdom based on experience and expertise;

•	ability to read and understand financial statements; and

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on Company matters.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender, ancestry or national origin.

On an annual basis, in advance of the annual meeting of shareholders, we will recommend to the Board a slate of nominees to be submitted to the Company’s shareholders at the next annual meeting. The Board has the authority to accept, modify or reject the slate of nominees recommended by the Committee.

The Committee, with the approval of the full Board, may determine from time to time that it is in the best interests of the Company and its shareholders to add a new director to the Board between annual meeting dates. If such determination is made, we will evaluate potential candidates, as described above and may make a formal recommendation to the Board that a potential candidate be appointed to the Board to serve until the next annual meeting of the Company’s shareholders.

In accordance with the Company’s bylaws, we will consider candidates recommended by a shareholder of record provided such shareholder follows the procedure set forth below. Recommendations complying with the following requirements will receive the same consideration that the Committee’s candidates receive, in accordance with the procedures set forth above.

•	The shareholder must deliver a written notice to the Company’s Secretary recommending a potential director nominee for the Committee’s consideration. Such notice must be delivered to the Company not less than 120 days prior to the meeting of shareholders.

•	The shareholder’s notice must set forth:

a.	All information relating to the proposed nominee that is required to be disclosed in a proxy statement soliciting proxies for the election of directors, pursuant to Regulation 14A of the Securities Exchange Act of 1934;

b.	The nominee’s written consent to being named as a nominee and to serving as a director if elected and the shareholder’s written consent to being identified as a shareholder recommending the nominee;

c.	A statement in support of the nominee indicating why the person should be nominated for election to the Board; and

d.	The name and address of, and number and class of shares of stock beneficially owned by, the shareholder giving the notice.

Members of the Nominating and Corporate Governance Committee:

Frederick B. Whittemore, Chairman

Breene M. Kerr

INFORMATION REGARDING OFFICERS

Executive Officers

In addition to Messrs. McClendon and Ward, the following are also executive officers of the Company.

Marcus C. Rowland, 52, was appointed Executive Vice President in 1998 and has been the Company’s Chief Financial Officer since 1993. He served as Senior Vice President from 1997 to 1998 and as Vice President—Finance from 1993 until 1997. From 1990 until his association with the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

Martha A. Burger, 52, has served as Treasurer since 1995 and as Senior Vice President—Human Resources since March 2000. She was the Company’s Vice President—Human Resources from 1998 until March 2000, Human Resources Manager from 1996 to 1998 and Corporate Secretary from November 1999 until July 2000. From 1994 to 1995, she served in various accounting positions with the Company, including Assistant Controller—Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Michael A. Johnson, 39, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since March 2000. He served as Vice President of Accounting and Financial Reporting from March 1998 to March 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he served as audit manager for Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Other Officers

Steven C. Dixon, 46, has been Senior Vice President—Production since 1995 and served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

Henry J. Hood, 44, was appointed Senior Vice President—Land and Legal in 1997 and served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. Mr. Hood was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

Douglas J. Jacobson, 51, has served as Senior Vice President—Acquisitions and Divestitures since August 1999. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until August 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 until August 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

James C. Johnson, 47, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation, since January 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas & Energy Association of Oklahoma and graduated from the University of Oklahoma in 1980.

J. Mark Lester, 52, has been Senior Vice President—Exploration since 1995 and served as Vice President—Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and 1977.

Stephen W. Miller, 48, has served as Senior Vice President—Drilling since September 2001. He served as Vice President—Drilling from 1996 to September 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Thomas S. Price, Jr., 53, has served as Senior Vice President—Corporate Development since April 2005. He was Senior Vice President—Investor and Government Relations from April 2003 to April 2005, Senior Vice President—Corporate Development from 2000 to 2003, Vice President—Corporate Development from 1992 to 2000 and a consultant to the Company during the prior three years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is a member of the board of directors of the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association, and a member of the National Investor Relations Institute. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

Thomas L. Winton, 58, has served as Senior Vice President—Information Technology and Chief Information Officer since 1998. From 1985 until his association with the Company, Mr. Winton served as the Director, Information Services Department, at Union Pacific Resources Company. Prior to that period Mr. Winton held the positions of Regional Manager—Information Services from 1984 until 1985 and Manager—Technical Applications Planning and Development from 1980 until 1984 with UPRC. Mr. Winton also served as an analyst and supervisor in the Operations Research Division, Conoco Inc., from 1973 until 1980. Mr. Winton graduated from Oklahoma Christian University in 1969, Creighton University in 1973 and the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Amos Tuck School of Business, Dartmouth College in 1987.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Security Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the Record Date and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Outstanding Shares		Share Equivalents		Total Ownership		Percent of Class
Tom L. Ward(1)(2) 6100 North Western Avenue Oklahoma City, OK 73118	12,335,091	(a)	6,596,708	(b)	18,931,799		5.88%

Aubrey K. McClendon(1)(2) 6100 North Western Avenue Oklahoma City, OK 73118	13,750,270	(c)	3,671,190	(d)	17,421,460		5.46%

Wellington Management Company, LLP 75 State St. Boston, MA 02109	16,413,660		—		16,413,660	(e)	5.21%

FMR Corp. 82 Devonshire Street Boston, MA 02109	16,333,180		—		16,333,180	(f)	5.18%

Frederick B. Whittemore(1)	1,108,540	(g)	92,500	(h)	1,201,040		(3)

Shannon Self(1)	232,972	(i)	288,750	(h)	521,722		(3)

Breene M. Kerr(1)	197,250	(j)	70,000	(h)	267,250		(3)

Charles T. Maxwell(1)	15,000	(k)	120,000	(h)	135,000		(3)

Frank A. Keating(l)	21,118		37,500	(h)	58,618		(3)

Donald L. Nickles(l)	10,000		25,000	(h)	35,000		(3)

Martha A. Burger(2)	40,455	(l)	311,903	(h)	352,358		(3)

Marcus C. Rowland(2)	50,830	(l)	18,750	(h)	69,580		(3)

Michael A. Johnson(2)	34,043	(l)	51,250	(h)	85,293		(3)

All directors and executive officers as a group	27,795,569		11,283,551		39,079,120		11.97%

(1)	Director

(2)	Executive officer

(3)	Less than 1%

(a)	Includes (i) 1,671,124 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive; (ii) 21,435 shares held by Mr. Ward’s immediate family sharing the same household; and (iii) 47,945 shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan. Excluded are shares beneficially owned by Mr. McClendon which may be attributed to Mr. Ward based on a jointly filed Schedule 13D. Mr. Ward disclaims such ownership.

(b)	Includes 6,291,898 shares of common stock which can be acquired on the Record Date or within 60 days thereafter through the exercise of stock options and 304,810 shares of common stock issuable upon conversion of 50,000 shares of our 5.0% convertible preferred stock (Series 2003).

(c)	Includes 13,671 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner and, 96,571 shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan. Excluded are the shares beneficially owned by Mr. Ward which may be attributed to Mr. McClendon based on a jointly filed Schedule 13D. Mr. McClendon disclaims such ownership.

(d)	Includes 3,366,380 shares of common stock which can be acquired on the Record Date or within 60 days thereafter through the exercise of stock options and 304,810 shares of common stock issuable upon conversion of 50,000 shares of our 5.0% convertible preferred stock (Series 2003).

(e)	This information is as of December 31, 2004, as reported in a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2005. The Schedule 13G reports shared power to vote or direct the vote of 13,604,060 shares and shared power to dispose of or direct the disposition of all shares.

(f)	This information is as of December 31, 2004, as reported in a Schedule 13G/A filed jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on February 14, 2005. The Schedule 13G/A reports sole power to vote or to direct the vote of 98,851 shares by FMR Corp., sole power to dispose of or to direct the disposition of all shares by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson and no shared voting or disposition power. Shares reported include beneficial ownership by the following wholly owned subsidiaries of FMR Corp.: Fidelity Management & Research Company (16,234,329 shares), Fidelity Management Trust Company (98,800 shares), and Strategic Advisers, Inc. (51 shares).

(g)	Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

(h)	Represents shares of common stock which can be acquired through the exercise of stock options on the Record Date or within 60 days thereafter.

(i)	Includes 157,472 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is general partner and the remaining partner is Mr. Self’s spouse.

(j)	Includes 71,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.

(k)	Includes 15,000 shares held by the Maxwell Family Living Trust.

(l)	Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Martha A. Burger, 20,766 shares; Marcus C. Rowland, 24,223 shares; and Michael A. Johnson, 19,541 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 2004 except as follows:

Marcus C. Rowland inadvertently failed to file a Form 5 reporting gifts of 15,535 shares. The gifts were subsequently reported by Mr. Rowland on a Form 4 dated June 30, 2004.

On November 22, 2004, the Company converted of all of its outstanding 6.75% Cumulative Convertible Preferred Stock into the Company’s common stock. Aubrey K. McClendon and Tom L. Ward each owned 237,750 shares of the 6.75% Preferred Stock and each received 1,543,830 shares of common stock in the conversion. The conversions should have been reported on Forms 4 by November 24, 2004 but were reported on December 8, 2004.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

Our Philosophy.    We are responsible for establishing the Company’s compensation policies and monitoring the implementation of the Company’s compensation system for its executives. Our objective is to develop an executive compensation system that is competitive with the Company’s peers and encourages both short-term and long-term performance aligned with shareholders’ interests.

Our Objectives.    In establishing executive compensation, our objective is to attract, retain and motivate executive officers and key employees with the competence, knowledge and experience to promote the growth and profitability of the Company. We consider the following to be key factors in our determination of executive compensation:

•	Compensation should be related to performance. We believe that individual compensation should be tied to individual performance and to how well the Company performs financially and operationally.

•	Compensation should be closely aligned with shareholder interests. We provide employees at all levels with various ways to become shareholders. We grant stock options or restricted stock to all employees through our stock compensation plans and allow employees to invest in Company stock through our 401(k) Plans. Further, the matching contributions we make in our 401(k) and 401(k) Make-Up Plans are made in common stock. In addition, the individual employment agreements of our executive officers establish stock ownership requirements for each officer ranging from 10,000 shares to such number of shares having a value equal to not less than 500% of annual base salary and bonuses. We want all employees to think and act like owners of the business.

•	Compensation should be competitive. We must be conscious of the compensation practices of our peers and new trends in the executive compensation arena. Specifically, we compare our executive compensation levels to those of the fourteen companies in our 5-year performance graph peer group, along with EnCana Corporation, Occidental Petroleum Corporation, Unocal Corporation and Plains Exploration & Production Company.

•	Fixed and incentive compensation should be properly proportioned. We believe that the proportion of an individual’s total compensation that varies with individual and Company performance should increase as the individual’s business responsibilities increase.

•	Compensation should be individually and subjectively evaluated. Individual circumstances and performance should be evaluated independently for each executive officer.

•	Compensation should be re-evaluated frequently. Currently, we review executive compensation semi-annually and make adjustments as we deem appropriate.

Components of Our Compensation System:

Base Salary.    The executive officers’ base salaries are reviewed and set semi-annually for each individual. The actual amount of each executive’s base salary reflects and is adjusted on a subjective basis for such factors as leadership, commitment, attitude, motivational effect, level of responsibility, prior performance of the

Company and the individual’s contribution to that performance. Although we review the salary levels of executive officers of peer companies to determine whether our executive officers’ salaries are reasonable in comparison, we do not specifically target a percentile or range within the peer group compensation levels when establishing our executive officers’ salaries.

Cash Bonuses.    We believe that cash bonuses should be paid to the executive officers based on a subjective evaluation of the performance of the Company and the individual. The Company’s financial and operating performance measurements are based on reserves, production, net income, cash flow, successful drilling results, competitive finding and operating costs, general and administrative costs, asset acquisitions and divestitures, risk management activities and common stock price performance. Individual performance factors include leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company. Cash bonuses awarded in 2004 were consistent with the Company’s strong financial and operational results and management’s successful execution of the Company’s acquisition and drilling programs and risk management strategies while continuing to build on the Company’s high-quality asset base and maintaining a low cost operating structure.

Stock-Based Compensation.    Consistent with our compensation philosophy, we believe stock-based compensation provides strong incentives for long-term financial performance that increases shareholder value while rewarding and retaining executive officers. Stock options from stock option plans historically have been granted to all employees based on a subjective determination and assessment of the performance factors utilized for cash bonus awards. In 2004, we began making restricted stock awards to employees, including executive officers, in place of stock option grants for the following reasons:

•	The same compensation value can be awarded to employees using fewer shares, reducing the Company’s annual share usage rate or “burn rate”;

•	Shareholder dilution is reduced by reducing the Company’s burn rate; and

•	Structurally, we believe restricted stock better facilitates long-term employee stock ownership than stock options.

Similar to previously granted stock options, the shares of restricted stock vest over a period of four years. When granting restricted stock to executive officers, the Committee does not consider current holdings of Company securities or the amount and terms of stock options or restricted stock previously granted to the executive officer.

Policy on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the Company’s four other most highly compensated executive officers, unless certain requirements are met. In structuring executive compensation, the Committee considers the anticipated tax treatment of various arrangements and payments, however, we may choose to award compensation which is not deductible under Section 162(m) if we believe it is consistent with this compensation philosophy and would be in the best interest of the Company and its shareholders. Compensation recognized by the executive officers upon the vesting of restricted stock, as currently structured, is not deductible pursuant to Section 162(m).

Employment Agreements.    We maintain employment agreements with our executive officers, the material terms of which are described under “Employment Agreements”. We review the terms of the agreements, at least annually, generally focusing on the permitted activities allowed for our executive officers, the competitiveness and adequacy of the severance arrangements and the competitiveness and value of the perquisites and other personal benefits provided to such officers.

Compensation of the Chief Executive Officer.    The compensation of our chief executive officer, who is the principal executive officer of the Company, is determined in the same manner as the compensation for other executive officers of the Company. The CEO’s current employment agreement, entered into effective January 1, 2004, provides for a minimum annual base salary of $800,000. As indicated in the Summary Compensation Table, for 2004, the CEO’s salary was increased 5% to $840,000, and 2004 cash bonuses represented an increase of 28% over 2003 levels. The cash bonuses and restricted stock granted to our CEO were based on the subjective evaluation of the Company’s growth and profitability and the contributions of our CEO to that growth. We determined that the increase in overall compensation for the CEO during 2004 was appropriate given the Company’s strong performance in 2004, including the achievement of the following:

•	35% increase in production from 2003 to 2004;

•	11% increase in organic growth rate from 18% in 2003 to 20% in 2004;

•	55% increase in estimated proved reserves from 2003 to 2004;

•	57% increase in operating cash flow from 2003 to 2004;

•	51% increase in net income from 2003 to 2004;

•	22% increase in common stock price from year-end 2003 to year-end 2004, not including the reinvestment of dividends (a 1,141% increase from our IPO in February 1993); and

•	Mr. McClendon was recently recognized by Forbes Magazine (May 9, 2005 issue) as the sixth best performing CEO among the 500 largest U.S. companies based on the comparison between his pay and the Company’s performance over the past six years.

Our chief executive officer and chief operating officer have been compensated on an equal basis since their founding of the Company, and we anticipate that such practice will continue in the future. Our CEO and COO have similar positions of executive responsibility with managerial control over different areas of the Company and both contributed to the achievements listed above. The CEO is responsible for the financial and administrative functions of the Company while the COO is responsible for the Company’s oil and gas operations. In addition to leading the Company to outstanding financial and operational achievements in 2004, our CEO and COO have established a strong record in the areas of employee commitment and retention, community support, governmental relations, environmental stewardship and technology use and innovation. Together they have built a strong management team and aggressively pursued the Company’s business strategy.

Conclusion.    Based on our review of the Company’s compensation system and policies in 2004, we have determined that the total compensation packages of the CEO and other executive officers, in the aggregate, are reasonable and not excessive. In addition, we believe that the executive compensation arrangements are reflective of the exceptional growth and performance that the Company generated in 2004 and the contributions of the executive officers to those results.

Members of the Compensation Committee:

Frederick B. Whittemore, Chairman

Charles T. Maxwell

Summary Compensation Table

The following table sets forth for the years ended December 31, 2004, 2003 and 2002 the compensation earned in each period by (i) our chief executive officer and (ii) the four other most highly compensated executive officers.

	Year	Annual Compensation							Long Term Compensation		All Other Compensation(d)
Name and Principal Position		Salary		Bonus		Other Annual Compensation(a)			Restricted Stock Awards(b)	Securities Underlying Options (# of Shares)(c)
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer	2004 2003 2002	$ $ $	840,000 737,500 650,000	$ $ $	1,127,500 877,500 686,000	$ $ $	623,395 209,579 192,972		$8,045,000 — —	— 1,375,000 860,000	$ $ $	298,254 243,015 52,687

Tom L. Ward President and Chief Operating Officer	2004 2003 2002	$ $ $	840,000 737,500 650,000	$ $ $	1,127,500 877,500 686,000	$ $ $	665,984 209,637 180,310		$8,045,000 — —	— 1,375,000 860,000	$ $ $	298,254 243,015 52,687

Marcus C. Rowland Executive Vice President—Finance and Chief Financial Officer	2004 2003 2002	$ $ $	437,500 362,500 320,000	$ $ $	576,000 387,000 291,000		(e (e (e	) ) )	$926,700 — —	— 160,000 100,000	$ $ $	169,379 113,247 23,931

Martha A. Burger Treasurer and Senior Vice President—Human Resources	2004 2003 2002	$ $ $	352,500 287,500 245,000	$ $ $	392,000 236,500 151,000		(e (e (e	) ) )	$489,220 — —	— 85,000 45,000	$ $ $	114,879 80,875 17,681

Michael A. Johnson Senior Vice President—Accounting, Controller and Chief Accounting Officer	2004 2003 2002	$ $ $	267,500 217,500 185,000	$ $ $	221,000 157,500 111,000		(e (e (e	) ) )	$386,160 — —	— 65,000 35,000	$ $ $	75,967 56,549 16,652

(a)	Includes the cost of personal benefits provided by the Company, including for 2004, 2003 and 2002, respectively, personal accounting support ($341,540, $106,347 and $89,740 for Mr. McClendon and $307,917, $106,385 and $89,774 for Mr. Ward) and personal use of Company aircraft; ($252,748, $75,000 and $75,000 for Mr. McClendon and $329,815, $75,000 and $62,284 for Mr. Ward). The value of the personal use of Company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips. Pursuant to the provisions of their employment agreements, Messrs. McClendon and Ward are required to use Company aircraft for all business and personal travel in the Western Hemisphere.

(b)	The value shown is based on the closing price of the Company’s common stock on the date of the award. Restricted stock awards vest ratably over four years from the date of award. No dividends are accrued or paid on restricted stock awards until vested. As of December 31, 2004, the aggregate number of shares of restricted stock held and the value thereof based on the closing price of the Company’s common stock as of December 31, 2004 were as follows: Messrs. McClendon and Ward—562,500 shares, $9,281,250; Mr. Rowland—65,000 shares, $1,072,500; Ms. Burger—34,000 shares; $561,000; and Mr. Johnson—27,000 shares, $445,500.

(c)	There were no stock options granted to executive officers in 2004.

(d)	Represents our matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan and the Chesapeake Energy Corporation 401(k) Make-Up Plan and premiums paid by the Company for term life and disability insurance. In 2004, such amounts were $14,000, $280,750 and $3,504 for each of Messrs. McClendon and Ward; $18,000, $147,875 and $3,504 for Mr. Rowland; $18,000, $93,375 and $3,504 for Ms. Burger; and $15,000, $58,125 and $2,842 for Mr. Johnson, respectively.

(e)	Perquisites and other personal benefits, securities or property did not exceed the lesser of $50,000 or 10% of the executive officer’s salary and bonus during the year.

Aggregated Option Exercises in 2004 and December 31, 2004 Option Values

No stock options were granted to executive officers in 2004. The following table sets forth information about options exercised by the named executive officers during 2004 and the unexercised options to purchase common stock held by them at December 31, 2004.

	Shares Acquired On Exercise		Value Realized(a)	Number of Securities Underlying Unexercised Options at 12/31/04		Value of Unexercised In-the-Money Options at 12/31/04(b)
Name				Exercisable	Unexercisable	Exercisable	Unexercisable
Aubrey K. McClendon(c)	$—		$—	3,426,795	1,864,455	$37,396,054	$16,946,009

Tom L. Ward	270,000	(d)	$2,751,003	5,951,393	1,864,455	$75,547,010	$16,946,009

Marcus C. Rowland	122,012		$913,159	37,989	213,749	$403,225	$1,935,304

Martha A. Burger	1,000		$12,330	299,382	108,083	$3,713,232	$965,005

Michael A. Johnson	22,500		$162,263	35,000	80,000	$366,888	$704,888

(a)	Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on the exercise date.

(b)	At December 31, 2004, the closing price of a share of our common stock on the New York Stock Exchange was $16.50. “In-the-money options” are stock options with respect to which the market value of the underlying shares of common stock exceeded the exercise price at December 31, 2004. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on December 31, 2004.

(c)	In March 2005, Mr. McClendon exercised options to purchase 400,960 shares. The shares acquired are part of his current common stock holdings.

(d)	Mr. Ward continues to hold the 270,000 shares acquired in March 2004 upon exercise as part of his common stock holdings.

Employment Agreements

We have employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $800,000, bonuses at the discretion of the Board of Directors (through its Compensation Committee), eligibility for stock equity awards under the Company’s stock compensation plans and benefits including an automobile allowance, personal use of company-owned aircraft, club membership and personal accounting support. For safety and security reasons, Messrs. McClendon and Ward are required to use aircraft owned or leased by the Company for business and personal use in the Western Hemisphere and are not required to reimburse the Company for any costs related to such use. In addition,

Messrs. McClendon’s and Ward’s immediate family members may use such Company aircraft for their personal use to the same extent. When a family member travels without the executive, then the executive is required to reimburse the Company for the variable costs of such use.

The employment agreements with Messrs. McClendon and Ward each have a term of five years commencing January 1, 2004, which term is automatically extended for one additional year on each January 31 unless one of the parties provides 30 days prior notice of non-extension. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of the Company’s common stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

Under the employment agreements, Messrs. McClendon and Ward are permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar quarter during the term of the agreement and continuing five years after termination of employment without cause or following a change in control. In order to participate, at least 30 days prior to the beginning of a calendar quarter the executive must notify the members of the Compensation Committee whether the executive elects to participate and, if so, the percentage working interest the executive will take in each well spudded by or on behalf of the Company during such quarter. The participation election by each of Messrs. McClendon and Ward may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after elections by Messrs. McClendon and Ward to participate would be reduced to below 12.5%. Once an executive elects to participate, the percentage cannot be adjusted during the calendar quarter without the prior written consent of the Compensation Committee. No such adjustment has ever been requested or granted. For each well in which the executive participates, the Company bills to the executive an amount equal to the executive’s participation percentage multiplied by the drilling and operating costs incurred in drilling the well, together with leasehold costs in an amount determined by the Company to approximate what third parties pay, on average, for similar leasehold across the Company’s operating areas. Payment is due for such costs promptly upon receipt of an invoice. The executive also receives a proportionate share of revenue from the well, less certain charges by the Company for marketing the oil and natural gas production.

The agreements permit Messrs. McClendon and Ward to continue to conduct oil and gas activities individually or through their affiliates, but only to the extent such activities are conducted on oil and gas leases or interests they owned, or had the right to acquire as of July 1, 2001, or acquired from the Company pursuant to their employment or other agreements. Messrs. McClendon and Ward have participated in all wells drilled by the Company since its initial public offering in February 1993, except during the five quarters from January 1, 1999 to March 31, 2000.

If the Founder Well Participation Program is approved by our shareholders at the meeting (see “Voting Item 3—Proposal to Approve Founder Well Participation Program”), Messrs. McClendon and Ward are required to permanently waive and release their existing well participation rights under their employment agreements in order for the Founder Well Participation Program to become effective.

The Company may terminate its employment agreements with Messrs. McClendon and Ward at any time without cause; however, upon such termination each is entitled to continue to receive Base Compensation (defined as salary equal to the executive’s base salary on the date of termination plus annual bonus compensation equal to the bonus compensation received by the executive during the twelve month period preceding the termination date) and benefits including office space, secretarial and accounting support for the balance of the contract term. Each of the employment agreements for Messrs. McClendon and Ward further provides that if, during the term of the agreement, there is a change of control and within three years thereafter (a) the agreement expires; (b) the agreement is not extended and the executive resigns within one year after the non-extension; (c) the executive is terminated other than for cause, death or incapacity; (d) the executive resigns as a result of (i) a change in his duties or title, (ii) a reduction in his compensation, (iii) a required relocation more than 25 miles from his then current place of employment, or (iv) a default by the Company under the agreement;

(e) the agreement has not been assumed by any successor to or parent of the Company; or (f) the executive has agreed to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns, then the executive officer will be entitled to a severance payment in an amount equal to five times his Base Compensation, plus five times the value of his benefits provided during the preceding twelve months, plus a gross-up amount to be paid with respect to any excise or income taxes or penalties imposed on the severance payment. Change of control is defined in these agreements to include:

(1)	a person acquiring beneficial ownership of 20% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists;

(2)	a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”);

(3)	the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 20% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, or (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; and

(4)	the approval by the shareholders of a complete liquidation or dissolution of the Company.

If either Mr. McClendon or Mr. Ward becomes incapacitated, as determined by the Company’s Board of Directors, and is unable to perform the duties set out in the employment agreement for a period of four consecutive months, the Board may terminate his services. In the event such a termination should occur, Mr. McClendon or Mr. Ward is entitled to receive compensation and benefits through the remaining term of the agreement.

If either Mr. McClendon or Mr. Ward dies during the term of the agreement, the Company is obligated to continue payments of base salary for twelve months after the date of death.

In the event any payment by the Company to Messrs. McClendon and Ward is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties related to such excise tax, the executive will be entitled to receive a gross-up payment from the Company. The gross-up payment will be equal to the amount such that after payment of all taxes (penalties and interest on the taxes on the gross-up payment, the executive will retain an amount of the gross-up payment equal to the excise tax imposed.

The Company has an employment agreement with Mr. Rowland that is in effect through September 30, 2006. It provides for an annual base salary of not less than $375,000. Mr. Rowland’s employment agreement requires him to hold not less than 25,000 shares of the Company’s common stock throughout the term of the agreement. Mr. Rowland’s agreement provides for bonuses at the discretion of the Compensation Committee of the Board of Directors and eligibility for stock-based compensation and benefits, including an automobile allowance, club membership and personal accounting support. Mr. Rowland’s employment agreement permits him to continue to conduct oil and gas activities individually and through various related or family-owned entities, but prohibits him from acquiring, attempting to acquire or aiding another person in acquiring an interest in oil and gas exploration, development or production activities other than certain permitted activities without the Company’s approval.

The Company also has employment agreements with Mr. Johnson and Ms. Burger in effect through September 30, 2006, with minimum annual base salaries of $230,000 for Mr. Johnson and $300,000 for Ms. Burger. Each agreement provides that the executive officer is eligible for bonuses, stock-based compensation and other benefits. The agreements require each executive to acquire and continue to hold at least 10,000 shares of the Company’s common stock.

The Company may terminate any of its employment agreements with Messrs. Rowland and Johnson and Ms. Burger at any time without cause; however, upon such termination each is entitled to continue to receive base compensation (defined as the executive’s base salary on the date of termination) and benefits for 180 days.

The employment agreements for Messrs. Rowland and Johnson and Ms. Burger further provide that if, during the term of the agreement, there is a change of control, the executive officer will be entitled to a severance payment in an amount equal to 200% of the sum of (i) the executive officer’s base salary as of the date of the change of control and (ii) annual bonus compensation paid to the executive during the twelve month period immediately prior to the change of control. The right to such compensation is subject to the executive officer’s continued compliance with the terms of the employment agreement. The definition of change of control in these agreements is the same as the definition in the employment agreements of Messrs. McClendon and Ward.

COMPANY PERFORMANCE

The following graph compares the performance of our common stock to the S&P 500 Stock Index and to a group of peer companies selected by the Company for the past five years. The graph assumes the investment of $100 on December 31, 1999 and the reinvestment of all dividends. The graph shows the value of the investment at the end of each year.

Measurement Date	Chesapeake Energy Corporation	Peer Group(a)	S&P 500 Stock Index
December 31, 1999	$100	$100	$100
December 31, 2000	$426	$182	$91
December 31, 2001	$278	$141	$80
December 31, 2002	$329	$147	$62
December 31, 2003	$584	$183	$80
December 31, 2004	$718	$249	$89

CAGR (b)	48.3%	20.0%	-2.3%

The following graph compares the performance of our common stock to the S&P 500 Stock Index and to a group of peer companies for the past eleven years. The graph assumes an investment of $100 on December 31, 1993 and the reinvestment of all dividends. The graph shows the value of the investment at the end of each year.

Measurement Date	Chesapeake Energy Corporation	Peer Group(a)	S&P 500 Stock Index
December 31, 1993	$100	$100	$100
December 31, 1994	$663	$92	$101
December 31, 1995	$2,099	$117	$139
December 31, 1996	$5,268	$151	$171
December 31, 1997	$1,442	$136	$229
December 31, 1998	$180	$98	$294
December 31, 1999	$457	$113	$356
December 31, 2000	$1,946	$205	$323
December 31, 2001	$1,271	$159	$285
December 31, 2002	$1,500	$165	$222
December 31, 2003	$2,667	$206	$286
December 31, 2004	$3,277	$281	$317

CAGR (b)	37.3%	9.9%	11.1%

(a)	The peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Cabot Oil & Gas Corporation, XTO Energy, Inc., Devon Energy Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Newfield Exploration Company, Noble Energy, Inc., Pioneer Natural Resources Company, Pogo Producing Co. and Vintage Petroleum, Inc. Westport Resources Corporation is not included in the peer group in 2004 due to its acquisition by Kerr-McGee Corporation in 2004.

(b)	CAGR (Compounded annual growth rate)

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Legal Counsel. Shannon T. Self, a director of the Company, is a shareholder in the law firm Commercial Law Group, P.C. (“CLG”). CLG acts as special counsel to the Company on an ongoing basis with respect to general corporate matters, corporate structure, mergers and acquisitions, bank credit facilities, indenture maintenance and other special projects. CLG has advised the Company that it provides these legal services to the

Company on the same terms as it provides services to clients not related to the Company. For services rendered by CLG, the Company pays all amounts for fees and expenses to CLG and not to Mr. Self. The Company uses multiple law firms and believes that the legal services provided by CLG and the rates charged for such services are competitive with the services and rates provided to the Company by other law firms. During 2004, we paid $1.1 million to CLG for legal services.

Oil and Gas Operations.    Messrs. McClendon and Ward, our CEO and COO, participate in substantially all of our oil and gas wells as described above under “Employment Agreements.” The Company bills Messrs. McClendon and Ward for their share of leasehold, drilling, completion, equipping and operating costs monthly at the same time it bills other joint working interest owners. From January 1, 2004 to December 31, 2004, the Company billed Mr. McClendon $38,814,618 and Mr. Ward $38,706,063 for such costs. Messrs. McClendon and Ward paid each invoice promptly upon receipt. There was no amount owing by either of them for joint interest billing invoices at January 1, 2004 or at any month-end in 2004.

Securities Issuances.    In 2004, Messrs. McClendon and Ward each purchased the Company’s common stock and its 4.125% convertible preferred stock, as indicated below, at the same price and subject to the same terms and conditions as such stock was purchased by the public or investors in conjunction with public and private offerings of the Company’s common and preferred stock:

Executive Officer	Date of Purchase	Shares Purchased		Price Per Share
		Common	Preferred
Aubrey K. McClendon	January 14, 2004	370,096	—	$13.51
Tom L. Ward	January 14, 2004	370,096	—	$13.51
Aubrey K. McClendon	March 30, 2004	—	10,000	$1,000.00
Tom L. Ward	March 30, 2004	—	10,000	$1,000.00
Aubrey K. McClendon	August 2, 2004	338,983	—	$14.75
Tom L. Ward	August 2, 2004	338,983	—	$14.75

Other Relationships.    Mr. Ward’s brother, Ronnie D. Ward, has served as the Company’s Northern Mid-Continent Land Manager since 1994. He earned an aggregate salary and bonus of $301,000 in 2004. The Company is a significant employer in Oklahoma City and we seek to fill positions with qualified employees, whether or not they are related to our executive officers or directors. We compensate employees who have such relationships within what we believe to be the current market rate for their position and provide benefits consistent with our policies that apply to all employees.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993 and has been retained for 2005. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP in 2004 and 2003 were:

	2004	2003
Audit	$1,322,000	$814,000
Audit-related	81,000	25,000
Tax	—	103,000
All other	2,500	1,000

Total	$1,405,500	$943,000

Audit Fees

Fees for the 2004 audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC in 2004, were $1,322,000, of which $920,000 related to the annual audit, $48,000 related to interim reviews, and $354,000 related to services provided in connection with our issuance of senior notes, preferred stock and common stock. Fees for the 2003 audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC in 2003, were $814,000, of which $346,000 related to the annual audit, $50,000 related to interim reviews, $9,000 related to consultations on financial accounting and reporting matters in connection with the annual audit, and $409,000 related to services provided in connection with our issuance of senior notes, preferred stock and common stock.

Audit-Related Fees

Fees for the audit of employee benefit plans in 2004 and 2003 were $33,000 and $18,000, respectively. Additionally, audit-related fees in 2004 and 2003 included $48,000 and $7,000 for assistance with and documentation of the Company’s internal control over financial reporting.

Tax Fees

PricewaterhouseCoopers LLP rendered no tax-related services in 2004. Aggregate fees billed for tax-related services in 2003 were $103,000. Of this amount, $77,000 related to tax consulting services and $26,000 related to the review of our internally prepared tax returns.

All Other Fees

In 2004 and 2003, PricewaterhouseCoopers LLP provided the Company with an accounting research information service for a fee of $2,500 and $1,000, respectively.

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent accountants prior to the engagement of the independent accountants with respect to such services. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services on an annual basis. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

SHAREHOLDER PROPOSALS

At each annual meeting, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for our 2006 annual meeting, a shareholder’s proposal must be received not later than December 30, 2005 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Secretary.

In addition, the Bylaws provide that in order for business to be brought before a shareholders’ meeting by a shareholder, the shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder’s name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

Our annual meeting of shareholders is generally held on the second Friday of June. Assuming that our 2006 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting between March 11, 2006 and April 10, 2006. The chairman of the meeting may refuse to allow the transaction of any business not made in compliance with the foregoing procedures or other requirements of rules under the Securities Exchange Act of 1934.

OTHER MATTERS

Our management does not know of any matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy intend to vote the proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby

Secretary

April 29, 2005

Exhibit A

CHESAPEAKE ENERGY CORPORATION

LONG TERM INCENTIVE PLAN

1.    PURPOSE

Section 1.1    Purpose.  This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a)  Attracting, retaining and motivating Employees, Non-Employee Directors and Consultants;

(b)  allowing Employees, Non-Employee Directors and Consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

(c)  providing incentives and rewards to Employees, Non-Employee Directors and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d)  aligning the financial interests of Employees, Non-Employee Directors and Consultants with those of the Company’s shareholders.

Section 1.2    Effective Date.  The Plan is effective as of October 1, 2004. The authority to issue Awards will continue for a period of ten years from such date and will terminate on September 30, 2014. The remaining terms the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

Section 1.3    Shareholder Approval.  The Plan shall be subject to Shareholder Approval, which must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending such Shareholder Approval, Awards under the Plan may be granted, but Options may not be exercised nor may Awards vest prior to receipt of such Shareholder Approval. In the event such Shareholder Approval is not obtained within such twelve-month period, this Plan and all such Awards hereunder shall be void.

2.    DEFINITIONS

Section 2.1    “Affiliated Entity” means any partnership or limited liability company in which a majority of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2    “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds either (i) the exercise price of the Option to which a tandem SAR relates, in the case of a tandem SAR, or (ii) the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR, in the case of a stand-alone SAR.

Section 2.3    “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Other Stock Award or Cash Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4    “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5    “Board” means the Board of Directors of the Company.

Section 2.6    “Cash Award” means a cash bonus granted by the Committee to a Participant pursuant to Section 8.

Section 2.7    “Change of Control” means the occurrence of any of the following:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section 2.7 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii)    the individuals who, as of the date hereof, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(iii)    the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For Executive Officers, a Change of Control means the occurrence of any of the foregoing events; provided, however, if a change of control is defined in any Executive Officer’s employment agreement with the Company, a Change of Control with respect to any Award granted to such Executive Officer under the Plan shall mean any of the events described in the definition of change of control in such Executive Officer’s employment agreement in force at the time of determination.

Section 2.8    “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.9    “Committee” means the Compensation Committee of the Board (or any successor committee) or a subcommittee thereof designated by the Board of Directors.

Section 2.10    “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.11    “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.12    “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.13    “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.14    “Eligible Person” means any Employee, Non-Employee Director, or Consultant.

Section 2.15    “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17    “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.18    “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.19    “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.20    “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.21    “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.22    “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.23    “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.24    “Other Stock Award” means any right granted to a Participant by the Committee under Section 7 of the Plan.

Section 2.25    “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.26    “Performance Award” means any award of Performance Shares granted by the Committee under Section 6 of the Plan.

Section 2.27    “Performance Measures” means the Company’s achievement of target levels of earnings per share, share price, net income, cash flows, reserve additions or replacements, production volume, finding costs, operating costs, overhead or other costs, drilling results, acquisitions and divestitures, risk management activities, return on equity, total or comparative shareholder return, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee.

Section 2.28    “Performance Share” means the Common Stock subject to a Performance Award granted under Section 6 of the Plan, which may be delivered to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

Section 2.29    “Plan” means the Chesapeake Energy Corporation Long Term Incentive Plan.

Section 2.30    “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.31    “SAR” means a Stock Appreciation Right.

Section 2.32    “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.33    “Stock Appreciation Right” means a right, granted under Section 4, to an amount in Common Stock equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.34    “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3.    ADMINISTRATION

Section 3.1    Administration of the Plan; the Committee.  The Committee shall have overall authority to administer the Plan. The Board may designate a subcommittee of the Committee to grant and determine the terms and conditions of Awards granted under the Plan to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Any Awards or formula for granting Awards under the Plan made to Non-Employee Directors shall be approved by the Board. With respect to awards to such Non-Employee Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a)  Select the Eligible Persons to participate in the Plan.

(b)  Determine the time or times when Awards will be granted.

(c)  Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee.

(d)  Determine whether Awards will be granted singly or in combination.

(e)  Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f)  Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g)  Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h)  Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2    Committee to Make Rules and Interpret Plan.  The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3    Shares Subject to the Plan.  Subject to adjustment as provided in paragraph (b) below and subject to Section 3.4, the aggregate number of shares of Common Stock which are available for Awards under the Plan will not exceed three (3) million shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 1,500,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a)  Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed one million shares and the aggregate number of shares of Common Stock pursuant to Restricted Stock, Performance Awards and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed one million shares.

(b)  In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 3.4    Share Counting.  The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(a)  Common Stock related to Awards paid in cash;

(b)  Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock;

(c)  Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(d)  Common Stock tendered or withheld in order to satisfy withholding tax obligations.

4.    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 4.1    Grant of Options and SARs.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. SARs may be granted either alone or in tandem with concurrently or previously issued Options. Each grant of an Option or SAR shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2    Conditions of Options and SARs.  Each Option and SAR so granted shall be subject to the following conditions:

(a)  Exercise Price.  As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b)  Exercise of Options and SARs.  Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. An SAR issued in tandem with an Option is only exercisable to the extent the related Option is exercisable and is subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly when the Option is exercised, the tandem SARs relating to the shares covered by such Option exercise shall terminate.

(c)  Form of Payment.  The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock.

(d)  Term of Option or SAR.  The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e)  Special Restrictions Relating to Incentive Stock Options.  Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f)  Shareholder Rights.  No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR.

Section 4.3    No Repricing.  Except as otherwise provided in Section 3.3(b), in no event will the Committee decrease the exercise price of an Option or SAR after the Date of Grant or cancel outstanding Options or SARs and grant replacement Options or SARs with a lower exercise price than that of the replaced Options or SARs without first obtaining Shareholder Approval

5.    RESTRICTED STOCK AWARDS

Section 5.1    Grant of Restricted Stock.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

Section 5.2    Conditions of Restricted Stock Awards.  The grant of Restricted Stock shall be subject to the following:

(a)  Restriction Period.  Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director or consultant or be classified as another category of Eligible Person) of the Company, a

Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b)  Code Section 162(m).  If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c)  Forfeiture.  Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d)  Shareholder Rights.  During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e)  Minimum Vesting Condition.  The minimum Restriction Period applicable to any Restricted Stock that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, Disability, retirement, change of control, involuntary termination or other special circumstances).

6.    PERFORMANCE AWARDS

Section 6.1    Grant of Performance Shares.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2    Conditions of Performance Awards.  The grant of Performance Shares shall be subject to the following:

(a)  Performance Period.  Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the “Performance Period”), as specified by the Committee. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b)  Code Section 162(m).  If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c)  Payment Respecting Performance Shares.  Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for Performance Shares earned shall be determined by the Committee and specified in the Award Agreement; however, in no event shall the payment for Performance Shares earned be made on a date that is later than 60 days after the vesting of such Performance Shares.

(d)  Termination of Employment.  The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

7.    OTHER STOCK AWARDS

Section 7.1    Grant of Other Stock Awards.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2    Minimum Vesting Condition.  Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not vest in less than three years.

8.    CASH AWARDS

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant to an Eligible Person a Cash Award (including without limitation, discretionary Awards, Awards based on objective performance criteria or Awards based on subjective performance criteria). Cash Awards shall be awarded in such amount and at such times during the term of the Plan as the Committee shall determine. Each Cash Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.

9.    FUNDAMENTAL TRANSACTION; CHANGE OF CONTROL

Section 9.1    Fundamental Transaction.  If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the Common Stock or the Common Stock may no longer be issued (each, a “Fundamental Transaction”), then notwithstanding any other provisions of the Plan, the Board or Committee may take one or more of the following actions contingent on the closing or completion of the Fundamental Transaction, without the consent of any Participant:

(a)  Arrange for the substitution, in exchange for outstanding Options and SARs that are not exercised prior to the Fundamental Transaction, of comparable options to purchase and stock appreciation rights related to equity securities of the surviving corporation (or a parent or subsidiary of the surviving corporation), and for other Awards to remain outstanding after the Fundamental Transaction and be converted to comparable awards of the surviving corporation (or a parent or subsidiary of the surviving corporation), on such terms as the Board determines are appropriate;

(b)  Accelerate the vesting of Awards so that (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Fundamental Transaction, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable; and

(c)  Cancel or arrange for the cancellation of Awards in exchange for cash payments, equity securities or other consideration to Participants, on such terms as the Board determines are appropriate.

The Board or Committee need not take the same action for each Award or Participant.

Section 9.2    Change of Control.  Notwithstanding any other provisions of the Plan to the contrary, the Board or Committee may also, but need not, take any one or more of the actions described in Section 9.1 upon the occurrence of a Change of Control, without the consent of any Participant. The Board or Committee need not take the same action for each Award or Participant.

10.    GENERAL

Section 10.1    Amendment or Termination of Plan.  The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 10.2    Acceleration of Awards on Death, Disability or Other Special Circumstances.  With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who ceases to be an Eligible Person upon the occurrence of special circumstances (as determined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to a Disability, death or special circumstances, or as the Committee otherwise so determines. With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine.

Section 10.3    Withholding Taxes.  A Participant must pay in cash to the Company the amount of taxes required to be withheld by law upon the exercise of an Option. Required withholding taxes associated with Restricted Stock, Performance Shares, Cash or Other Stock Awards must also be paid in cash unless the Committee requires a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

Section 10.4    Code Section 83(b) Elections.  The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 10.5    Code Section 162(m).  It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

Section 10.6    Code Section 409A.  It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Committee shall design and administer the Awards under the Plan so that they are not subject to Section 409A of the Code.

Section 10.7    Certain Additional Payments by the Company.  The Committee may, in its sole discretion, provide in any Award Agreement for certain payments by the Company in the event that acceleration of vesting of any Award under the Plan is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, interest and penalties, collectively, the “Excise Tax”). An Award Agreement may provide that the Participant shall be entitled to receive a payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such acceleration of vesting of any Award.

Section 10.8    Non-Transferability.  Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions. Notwithstanding the foregoing, an Award held by a Non-Employee Director may be transferable under certain circumstances as specified by the Committee in the Award Agreement.

Section 10.9    Non-Uniform Determinations.  The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 10.10    Leaves of Absence, Suspensions.  The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 10.11    Participant Misconduct.  Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10.11 shall have no effect and be deleted from the Plan following a Change of Control.

Section 10.12    Regulatory Approval and Listings.  The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a)  the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b)  the listing of such shares on any exchange on which the Common Stock may be listed; and

(c)  the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 10.13    Right to Continued Employment or Board Membership.  Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be granted an Award.

Section 10.14    Other Compensation Programs.  The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 10.15    Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 10.16    Construction.  The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 10.17    Governing Law, Severability.  The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

Exhibit B

CHESAPEAKE ENERGY CORPORATION

FOUNDER WELL PARTICIPATION PROGRAM

1)    Purpose.    This program is a continuation of the well participation program (the “Founder Well Participation Program”) initiated by Chesapeake Energy Corporation (the “Company”) for Aubrey K. McClendon and Tom L. Ward (the “Founders”) in connection with the Company’s initial public offering in February 1993. The Founder Well Participation Program fosters and promotes the development and execution of the Company’s business by: (a) retaining and motivating the principal executive officers who founded the Company; (b) aligning the financial rewards and risks of the Founders with the Company more effectively than overriding royalty, carried interest or other performance incentive programs maintained by many of the Company’s peers; and (c) imposing on the Founders the same risk incurred by the Company in its core operations.

2)    Effective Date.    The Founder Well Participation Program will be effective on the later of the following to occur (the “Effective Date”): (a) approval by the holders of a majority of the outstanding shares of the Company’s common stock present or represented and entitled to vote at a meeting called for such purposes and (b) the permanent waiver and release by the Founders of any and all existing well participation rights including, without implied limitation, any right to participate in the Company’s wells under any employment agreements. The Board of Directors will have the right to terminate the Founder Well Participation Program after December 31, 2015 by providing written notice of termination to the Founders one year before the effective date of such termination. If the Founder Well Participation Program is not approved by shareholders on or before January 1, 2006, this Founder Well Participation Program will be deemed withdrawn and of no further force and effect.

3)    Administration.    The Founder Well Participation Program will be administered and interpreted by the Compensation Committee of the Board (the “Committee”). The Board, in its sole discretion, may take any action with respect to the Founder Well Participation Program that would otherwise be the responsibility of or delegated to the Committee. Subject to the provisions of this Founder Well Participation Program, the Committee will have the power to: (1) employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee; (2) to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Founder Well Participation Program as the Committee may deem necessary or advisable for the administration of the Founder Well Participation Program; and (3) take any and all action the Committee deems necessary or advisable for the proper operation or administration of the Founder Well Participation Program. The Committee’s interpretations of this Founder Well Participation Program or any instruments executed in connection with the Founder Well Participation Program and all decisions and determinations by the Committee with respect thereto will be final, binding and conclusive on all parties unless otherwise determined by the Board.

4)    Well Participation.    Subject to the terms and conditions of this Program, each Founder will be permitted to acquire and agrees to acquire an interest in the governmental, spacing or production unit for each Program Well (as hereafter defined) spudded during a Participation Period (as hereafter defined) equal to the Minimum Participation (as hereafter defined). The term “Program Well” means any grass roots well in which any of the Company Entities (as hereafter defined) participates as a working interest owner but expressly excludes: (a) any well in which the Company Entities own an interest and has not elected to participate as a working interest owner with respect to such interest; (b) any well which constitutes a re-entry of an existing producing well; (c) any well drilled in a multi-unit secondary or tertiary recovery unit in which the Founders do not already have a working interest by virtue of participation in a well or well(s) that have been combined into the unit; and (d) any other wells which the Company reasonably determines the Founders should not participate in given the objectives of the Founder Well Participation Program. The Company will provide a semi-annual report regarding the Founder Well Participation Program to the Committee.

5)    Participation Election.    On or before the date which is thirty (30) days before the first (1st) day of each Participation Period, each Founder will provide written notice to the Committee of such Founder’s election to participate in Program Wells during the succeeding Participation Period and the percentage working interest which the Founder proposes to participate with during such Participation Period (the “Acquisition Percentage”). Notwithstanding anything herein to the contrary, the Founder’s Acquisition Percentage for any Participation Period may not exceed two and one-half percent (2.5%) on an eight-eighths (8/8) basis. If prior to the date specified herein, a Founder fails to provide notice of such Founder’s election to participate or the Acquisition Percentage for such Participation Period, the amount of the Acquisition Percentage for such Participation Period will be deemed to be equal to the Acquisition Percentage for the immediately preceding Participation Period. The initial Participation Period will run from the Effective Date of this Founder Well Participation Program until December 31 of the year of such Effective Date.

6)    Amount of Participation.    On an election to participate and the designation of the Acquisition Percentage for a Participation Period in accordance with this Program, the Founder will be deemed to have elected to participate in each Program Well spudded during the applicable Participation Period with a working interest equal to the greater of the following determined on a well-by-well basis (the “Minimum Participation”): (a) the Acquisition Percentage for such Program Well (as adjusted for any well under paragraph 6.2 of this Program); or (b) the prior interest owned by the Founder in the drilling unit for such Program Well.

6.1    Interest Assigned.    If the foregoing clause (a) is applicable to a Program Well, the Company will assign or allocate to the Founder a unit working interest in the Program Well sufficient to cause such Founder’s combined interest in such Program Well to equal the Acquisition Percentage (including in such computation any prior interests owned by the Founder). If the foregoing clause (b) is applicable because the Founder’s prior interest in the well exceeds the Acquisition Percentage, the Company will not assign or allocate any interest in the Program Well. The interest to be assigned or allocated under this paragraph to cause the Founder’s participation in a Program Well to be equal to the Acquisition Percentage will be derived proportionately from all the interests owned by the Company Entities in the Program Well (including non-consenting interests, back-in interests, leased royalty interests, overriding royalty interests or other similar interests) so that the total interest in the Program Well assigned or allocated to the Founder is substantially similar to the interests retained by the Company Entities. The Founder’s prior interests in a Program Well for purposes of this paragraph expressly includes any interests owned by the Founder or the Founder’s Affiliates in the unit for such Program Well.

6.2    Minimum Company Participation.    If the interests to be assigned or allocated to the Founders under this Founder Well Participation Program in a specific Program Well causes the aggregate working interest of the Company Entities (determined after consideration of any carried or reversionary interests) on the spud date for such Program Well to be less than twelve and one-half percent (12.5%) on an eight-eighths (8/8ths) basis, then the Acquisition Percentage for that Program Well will be equal to zero for purposes of this paragraph 6 of this Founder Well Participation Program. If this paragraph 6.2 prohibits a Founder’s participation in a Program Well, then both Founders will not be entitled to participate in such Program Well under this Founder Well Participation Program except with respect to prior interests in such Program Well owned by the Founder or the Founder Affiliates.

7)    Conditions of Participation.    A Founder’s participation in the Founder Well Participation Program is independent of the other Founder’s participation in the Founder Well Participation Program. A Founder’s Acquisition Percentage cannot be changed during any Participation Period without the prior approval of the Committee. Any participation by the Founder under this Plan is conditioned on the Founder’s participation in each Program Well spudded during such Participation Period in an amount equal to the Minimum Participation. Each Founder hereby: (a) agrees to execute and deliver any documents reasonably requested by the Company in connection with the Founder Well Participation Program; (b) appoints the Company as such Founder’s agent and attorney-in-fact to execute and deliver such documents if such Founder fails or refuses to execute such documents; (c) agrees to pay all joint interest billings immediately on receipt of the Company’s invoice issued by the Company in the ordinary conduct of its business; and (d) agrees to prepay to the Company amounts attributable to the Founder’s interest in a Program Well operated by a third party to the extent that a Company Entity is required to prepay any costs in connection with such Program Well.

8)    Well Charges.    The amount to be paid by each Founder for the acreage to be assigned in connection with the participation in the Program Wells during a Participation Period will be computed as of the first day of such Participation Period and will be equal to the following amount computed on a per acre basis: (a) all direct third party costs paid by the Company Entities and capitalized in the appropriate accounting pool in accordance with the Corporation’s accounting procedures (including capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (b) the acreage in the applicable pool. The acreage charge amount will be recomputed as of the first day of each Participation Period by the Company and submitted to the Committee for approval. All other costs for Program Wells will be billed in accordance with the Company’s accounting procedures applicable to third party participants pursuant to any applicable joint operating agreement or exploration agreement relating to a particular Program Well. Notwithstanding anything herein to the contrary, in each case the Founder’s participation in a Program Well will be on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in such Program Well or similar wells operated by the Company Entities.

9)    Special Definitions.    For purposes of this Agreement, the term: (1) ”Participation Period” means the period commencing on the first (1st) day of each January (except for the initial Participation Period which will commence on the Effective Date) and ending on the earlier of (i) December 31 of such year; (ii) the termination of the Founder’s employment by the Company for cause or death, or (iii) the expiration or termination of any and all covenants not to compete subsequent to the termination of the Founder for any reason not included in the foregoing clause (ii); (2) “Company Entities” means the Company, any affiliate or successor to the Company, any entity which controls, subsequently owns or is under common control with the Company and any subsidiary corporation, partnership, limited liability company or other entity owned by, controlled by or under common control with any of the foregoing (whether direct or indirect); and (c) “Founder Affiliate” means Chesapeake Investments, an Oklahoma limited partnership, with respect to Aubrey K. McClendon, TLW Investments, Inc., an Oklahoma corporation, with respect to Tom L. Ward, and any entity owned solely by such Founder and such Founder’s immediate family members designated as a Founder Affiliate in writing and approved by the Committee.

10)     General.    The following additional terms apply:

10.1    Amendment or Termination of Program.    The Board may suspend or terminate this Founder Well Participation Program at any time after December 31, 2015 and after providing a minimum of one (1) year’s prior written notice to the Founders of the Board’s intentions. Shareholder approval will be required for any amendment which increases the maximum Acquisition Percentage or any amendment, which in the opinion of counsel to the Company, requires shareholder approval under any federal or state law or any regulations or rules promulgated thereunder.

10.2    Nonassignability.    The right to participate in the Founder Well Participation Program can only be assigned by a Founder to a Founder Affiliate designated as such in accordance with this Founder Well Participation Program. This Founder Well Participation Program does not limit the sale, mortgage, gift or assignment by a Founder of an interest in a Program Well once the interest has been assigned of record by the Company Entities.

10.3    Right to Continued Employment.    Participation in this Founder Well Participation Program will not give any Founder any right to remain in the employ of or continue serving as a director of the Company or any Company Entity.

10.4    Reliance on Reports.    Each member of the Committee and each member of the Board may rely and act in good faith on any report made by the independent public accountants of any Company Entity and on any other information furnished in connection with the Founder Well Participation Program by any person or persons other the Founders. In no event will any person who is or will have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken or failure to act if such person acted in good faith.

10.5    Construction.    The titles and headings of the paragraphs in this Founder Well Participation Program are for convenience of reference only, and in the event of any conflict, the text of this document, rather than such titles or headings, will control.

10.6    Governing Law.    This Plan will be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law.

PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

June 10, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Aubrey K. McClendon and Tom L. Ward, or either of them, with full power of substitution, proxies to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on Friday, June 10, 2005, at 10:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

6100 N. WESTERN AVENUE OKLAHOMA CITY, OK 73118

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chesapeake Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CHSPK1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHESAPEAKE ENERGY CORPORATION

Unless otherwise directed, this proxy will be voted for all nominees listed.

1. Election of Directors

01) Aubrey K. McClendon 02) Donald L. Nickles

For Withhold For All All All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposals

2. To adopt the Chesapeake Energy Corporation Long Term Incentive Plan.

3. To approve the Chesapeake Energy Corporation Founder Well Participation Program.

4. In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

For Against Abstain

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date